Exhibit 99.1

News Release

Patrick Cavanaugh Named CFO of IGT

(LAS VEGAS, NV – December 30, 2008) – International Game Technology (NYSE:IGT) has announced the promotion of Patrick W. Cavanaugh to the position of Executive Vice President and Chief Financial Officer.  The promotion will be effective upon receipt of any required regulatory approvals.   Cavanaugh was most recently IGT’s Vice President of Corporate Finance and Investor Relations.

“Pat brings to the table a unique combination of extensive gaming industry experience as a financial executive, familiarity with Wall Street, and intimate knowledge of IGT,” said TJ Matthews, IGT Chairman and CEO.  “He has played an integral role in the financial management of the Company since the departure of the previous CFO in 2007, and I look forward to Pat’s future contributions and leadership in his new role.”

Cavanaugh, age 48, joined IGT in April 2004.  Prior to joining the Company, he was Chief Financial Officer and Treasurer of Acres Gaming, Incorporated, a slot information systems company acquired by IGT in October 2003.  Cavanaugh also previously served as Chief Financial Officer and Treasurer for Oasis Technologies, Inc. and Casino Data Systems, both of which were focused on supplying the gaming industry with innovative systems solutions.

       Cavanaugh is a member of the American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants.  He began his career with the international accounting firm of KPMG where he rose to the position of Senior Audit Manager.  He holds a B.S. in Business Administration with an emphasis in Accounting from Montana State University.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:

Ed Rogich, VP Marketing: 702-669-8777

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